EXHIBIT 99.1




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NEWS RELEASE                                                   February 25, 2019

                 FSI Announces Five Cent Special Dividend and Payment Date


VICTORIA, BRITISH COLUMBIA, February 25, 2019 - FLEXIBLE SOLUTIONS INTERNATIONAL, INC. (NYSE-AMERICAN: FSI, FRANKFURT: FXT), is the developer and manufacturer of biodegradable polymers for oil extraction, detergent ingredients and water treatment as well as crop nutrient availability chemistry. Flexible Solutions also manufactures biodegradable and environmentally safe water and energy conservation technologies. Today the Company announces that it will pay a five cent per share special dividend on March 15th to shareholders of record on March 6th 2019.

Mr. Dan O'Brien states, "The Board of Directors is proud to announce that FSI considers itself to have the solid future prospects and current strength needed to become a dividend paying company." Mr. O'Brien continues, "In addition to the special dividend announced today, the Board is considering the size and payment schedule for a regular dividend. When deliberation is complete, the decision will be announced."

                     About Flexible Solutions International

Flexible Solutions International, Inc. (www.flexiblesolutions.com), based in Taber, Alberta, is an environmental technology company. The Company's NanoChem Solutions Inc. subsidiary specializes in biodegradable, water-soluble products utilizing thermal polyaspartate (TPA) biopolymers. TPA beta-proteins are manufactured from the common biological amino acid, L-aspartic and have wide usage including scale inhibitors, detergent ingredients, water treatment and crop enhancement. Along with TPA, this division started produces other crop enhancement products. The other divisions manufacture energy and water conservation products for drinking water, agriculture, industrial markets and swimming pools throughout the world. FSI is the developer and manufacturer of WaterSavrTM, the world's first commercially viable water evaporation retardant. WaterSavrTM reduces evaporation by up to 30% on reservoirs, lakes, aqueducts, irrigation canals, ponds and slow moving rivers. HeatsavrTM, a "liquid blanket" evaporation retardant for the commercial swimming pool and spa markets, reduces energy costs by 15% to 40% and can result in reduced indoor pool humidity.

Safe Harbor Provision

The Private Securities Litigation Reform Act of 1995 provides a "PlaceNameplaceSafe PlaceTypeHarbor" for forward-looking statements. Certain of the statements contained herein, which are not historical facts, are forward looking statement with respect to events, the occurrence of which involve risks and uncertainties. These forward-looking statements may be impacted, either positively or negatively, by various factors. Information concerning potential factors that could affect the company is detailed from time to time in the company's reports filed with the Securities and Exchange Commission.



                        Flexible Solutions International
                  6001 54th Ave, Taber, Alberta, CANADA T1G 1X4

 Company Contacts                              Jason Bloom
                                               Toll Free:  800.661.3560
                                               Fax: 250.477.9912
                                               Email: info@flexiblesolutions.com

If you have received this news release by mistake or if you would like to be removed from our update list please reply to: info@flexiblesolutions.com

To find out more information about Flexible Solutions and our products please visit www.flexiblesolutions.com